Exhibit 99.1

Press Release	Media Relations Contact:
Julie Still (831) 439-2276
julie.still@seagate.com

InvestorRelations Contact:
Rod Cooper (831) 439-2371
rod.cooper@seagate.com
SEAGATE

SEAGATE TECHNOLOGY BOARD OF DIRECTORS APPPOINTS

CHAIRMAN STEPHEN J. LUCZO AS PRESIDENT & CHIEF EXECUTIVE OFFICER

SCOTTS VALLEY, Calif. – January 12, 2009 – Seagate Technology (NASDAQ: STX) today announced that its Board of Directors has unanimously appointed Stephen J. Luczo, the Company’s Chairman, as President and Chief Executive Officer, effective immediately. Mr. Luczo will continue to serve as Chairman of the Board of Directors.

Mr. Luczo succeeds William D. Watkins as Chief Executive Officer. Mr. Watkins will be advising Mr. Luczo in order to ensure a smooth transition. In addition, Messrs. Luczo and Watkins will confer over the next week to determine what role, if any, Mr. Watkins will have at the Company going forward.

“We are fortunate to have a leader of Steve’s vision and experience,” said Lydia M. Marshall, Lead Independent Director and Chair of the Nominating and Corporate Governance Committee. “Steve’s significant understanding of Seagate’s business and technology, and the customer and employee relationships that he built over his 15 year career at Seagate make Steve the ideal person to lead our Company at this time.”

Mr. Luczo said, “Seagate is a strong company and we are making measurable progress toward regaining our longstanding product leadership position across all markets. I look forward to working closely with Seagate’s talented employees around the world to build upon our success and accelerate the improvements we are making in our business.”

On behalf of Seagate’s Board of Directors, Mr. Luczo added, “I want to take this opportunity to thank Bill Watkins for his commitment to Seagate. Since first joining Seagate more than 12 years ago, Bill has made many significant contributions to our Company through his dedication, knowledge and leadership.”

Mr. Luczo has held various senior management positions at Seagate over the last 15 years. He currently serves as the Company’s Chairman of the Board, a position he has held since June 2002. He served as Chief Executive Officer of Seagate’s predecessor, Seagate Technology, Inc., from July 1998 until July 2004. During this time, Mr. Luczo successfully led the Company’s privatization in 2000 and subsequent public offering in 2002, and Seagate announced some of the most important new products in the Company’s history. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development and later served as President and Chief Operating Officer from September 1997 until being appointed CEO.

As previously announced, the Company will report fiscal second quarter financial results on Wednesday, January 21, 2009 after the close of the market. The Company will host a conference call for the investment community at 2:00 p.m. Pacific Time on January 21, 2009.

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disk drives and storage solutions, providing products for a wide-range of applications, including Enterprise, Desktop, Mobile Computing, Consumer Electronics and Branded Solutions. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, with the goal of being the time-to-market leader in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at http://www.seagate.com.

Seagate, Seagate Technology, and the Wave logo are trademarks or registered trademarks of Seagate Technology LLC or its affiliates in the United States and/or other countries. All other trademarks or registered trademarks are the property of their respective owners.